STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT ("Agreement") is made and entered into as of the 30th day of November, 1998, by and among Pacific Systems Corporation (hereinafter "PSC"), a Commonwealth of the Northern Mariana Islands corporation having its principal offices at 135 Chalan Santo Papa, Agana, Guam 96910 and the individuals listed on Exhibit A hereto (each a "Seller" and collectively, "Sellers"), PCI Communications, Inc., a Guam corporation ("Company"), and Startec Global Communications Corporation (hereafter "Buyer"), a Maryland corporation having its principal offices at 10411 Motor City Drive, Bethesda, Maryland 20817.

                            Recitals:

     A. Sellers own and control all of the equity securities of the Company.

     B. PSC is the record and beneficial owner and holder of 662,470 of the shares of the outstanding common stock of PCI (the "Company Stock"), which stock holdings constitute a 99.99% ownership percentage of the outstanding equity securities of PCI. Ownership of the remaining less than one percent (1%) of the outstanding equity securities of PCI is held by those individual Sellers identified in Exhibit A hereto.

     C. Buyer desires to purchase from Sellers all of the issued and outstanding equity securities of the Company on the terms and conditions hereinafter set forth.

     D. Sellers desire to sell all of the issued and outstanding equity securities of the Company to Buyer for the consideration, on the terms and conditions, hereinafter set forth.

     NOW, THEREFORE, in consideration of the recitals and of the respective covenants, representations, and agreements herein contained, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     1. Purchase and Sale of Stock. Sellers, in reliance on the representations, warranties, and covenants of Buyer contained herein and subject to the terms and conditions of this Agreement, hereby sell to Buyer all of the shares of the Company Stock which they own for the Purchase Price set forth in Section 2 below (subject to adjustment as provided herein), and Buyer, in reliance on the representations, warranties, and covenants of the Sellers contained herein and subject to the terms and conditions of this Agreement, hereby purchases from Sellers, the Company Stock for the Purchase Price as set forth in Section 2 below (subject to adjustment as provided herein). Each Seller shall receive an amount equal to the Purchase Price multiplied by such Seller's Proportionate Interest as set forth after such Seller's name on Exhibit A.

     2.   Purchase Price

          2.1 Purchase Price. The purchase price (the "Purchase Price") to be paid by Buyer to the Sellers for the Company Stock is Two Million Six Hundred Fifty Thousand and No/100 Dollars ($2,650,000), payable pursuant to Section 2.2 (and subject to adjustment as provided below).

          2.2    Payment of Purchase Price.

               (a)  The Purchase Price is being paid as follows:
Subject to the terms and conditions of this Agreement, on the date hereof, Buyer is depositing Two Million Two Hundred Seventy Two Thousand Four Hundred Fifty Seven and 36/100 Dollars ($2,272,457.36) (the "Escrow Payment"), in immediately available funds with First Union National Bank (the "Escrow Agent"), to be held by the Escrow Agent pursuant to the escrow agreement attached hereto as Exhibit B (the "Escrow Agreement"). Of the Escrow Payment, One Million Eight Hundred Thirty Thousand and No/100 Dollars ($1,830,000) shall be referred to as the "Litigation Escrow Payment" and the remaining Four Hundred Forty Two Thousand Four Hundred Fifty Seven and 36/100 Dollars ($442,457.36) shall be referred to as the "Adjustment Escrow Payment."

               (b) The remainder of the Purchase Price was paid prior to the date hereof as follows:(i) One Hundred Fifty Thousand and No/100 Dollars ($150,000) was delivered from Buyer to Sellers in cash on October 15, 1998, and (ii) Two Hundred Twenty-Seven Thousand Five Hundred Forty-Two and 64/100 Dollars ($227,542.64) was paid by Buyer to certain creditors of Company at the direction, and for the benefit, of Company and Sellers. The Company and Sellers hereby acknowledge payment of such amounts.

          2.3  Purchase Price Adjustment.

               (a) The Purchase Price shall be subject to a post- closing adjustment in accordance with the following procedure: Sellers will cause the Company to prepare, and will cause Deloitte & Touche LLP, the Company's certified public accountants, to audit, the financial statements ("Closing Financial Statements") of the Company and deliver its reports thereon for the fiscal years ending September 30, 1997 and 1998. Sellers will use their best efforts to cause the Closing Financial Statements to be delivered to Buyer within forty-five
(45) days of the date hereof and Buyer will have fifteen (15) days following delivery of the Closing Financial Statements to cause its certified public accountants to review the Closing Financial Statements. Based on the review of the unaudited
July 31, 1998 financial statements of the Company (the "July 31, 1998 Balance Sheet"), the parties have entered into this Agreement with the reasonable expectation, that the excess of (1) the total assets of the Company ($6,315,557), over (2) the total liabilities of the Company ($5,658,155) was $657,412 (which number shall be referred to as the "Assumed Value"). To the extent that a review of the Closing Financial Statements indicates that the actual value of the Company as of September 30, 1998 is less than the Assumed Value, the Purchase Price shall be reduced, on a dollar for dollar basis, by the amount of the difference between the Assumed Value and the actual value of the Company on September 30, 1998. In the event of any such reduction in the Purchase Price, the amount of such adjustment shall be released from the Adjustment Escrow Payment to the Buyer in accordance with the terms of the Escrow Agreement. Notwithstanding the foregoing, there shall be no reduction in the Purchase Price under this subsection as a result of any diminution in the valuation of the Company (as reflected on the Closing Financial Statements) which is attributable to the items reflected on the attached Schedule 2.3(a).

               (b) The Purchase Price shall be subject to an additional post-closing adjustment in accordance with the following procedure: Following completion and delivery to Buyer of the Closing Financial Statements, Sellers will cause the Company to prepare unaudited financial statements covering the period from September 30, 1998 to the date hereof (the "Final Financial Statements"). Buyer acknowledges that after the date hereof, Buyer will be the owner of the records and equipment (as well as the employer of the personnel) necessary for Sellers to prepare the Final Financial Statements. In this regard, Buyer consents to the use of such records, equipment and personnel by Sellers for the purpose of preparing Final Financial Statements as required by this Section 2.3(b). Buyer will have fifteen (15) days following the delivery of the Final Financial Statements, to cause its certified public accountants to review the Final Financial Statements. To the extent that such review indicates that the actual value of the Company as of the date hereof is less than the Assumed Value (as defined in Section 2.3(a) above), the Purchase Price shall be reduced, on a dollar for dollar basis, by the amount of the difference between the Assumed Value and the actual value of the Company at the date hereof (subject to a credit given for any reductions in the Purchase Price which have already been made as a result of the provisions of Section 2.3(a) above). In the event of any such reduction in the Purchase Price, the amount of such adjustment shall be released from the Adjustment Escrow Payment to the Buyer and the remainder of the Adjustment Escrow Payment shall be released to the Sellers, all in accordance with the terms of the Escrow Agreement. Notwithstanding the foregoing, there shall be no reduction in the Purchase Price under this subsection as a result of any diminution in the valuation of the Company (as reflected on the Final Financial Statements) which is attributable to the items reflected on the attached Schedule 2.3(a).

               (c) The Purchase Price shall be subject to an additional post-closing adjustment in accordance with the following procedure: On the July 31, 1998 Balance Sheet, the Company has reserved the amount of Eight Hundred Sixty Thousand Five Hundred Fifty-Seven and No/100 Dollars ($860,557) (the "Tax Reserve") to provide for the payment of the corporate income taxes set forth on the attached Schedule 2.3(c). If, within twelve (12) months from the date hereof, the Company is able to fully and completely satisfy all of the tax obligations set forth on Schedule 2.3(c) for an aggregate amount which is less than the Tax Reserve, Buyer shall pay to Sellers the difference between the Tax Reserve and the amount actually expended to satisfy such taxes obligations.

               (d) Nothwithstanding anything to the contrary in subsections 2.3(a), 2.3(b), 2.3(c) or Section 2.4 below, to the extent that (i) the amount of the Adjustment Escrow Payment is insufficient to provide for all required post-closing adjustments and/or (ii) the amount of the Tax Reserve is insufficient to satisfy the tax obigations pursuant to subsection 2.3(c), no amounts shall be released to Sellers from the Escrow Payment until such definciencies have been satisfied through a dollar for dollar reduction in the Purchase Price, which reduction shall be paid from the Escrow Payment (whether it be the Adjustment Escrow Payment or the Litigation Escrow Payment) to Buyer.

               (e) Upon completion and delivery to Buyer of the Closing Financial Statements and the Final Financial Statements, Buyer, shall, in sole discretion, make any adjustments which may be necessary to fairly reconcile the intercompany debt between Company and PSC.

          2.4 Litigation Escrow Payment. Sellers shall have a period of twelve (12) months from the date hereof to resolve any known liability identified on Schedule 4.11. If any such liability is resolved by December 21, 1999 for a sum less than that for which the Seller shall have reserved or accrued amounts in relation to such liability (as reflected on Schedule 4.11), then the difference between the amount reserved or accrued for such liability and the aggregate amount expended to resolve such liability, less any legal expenses reasonably incurred by Buyer, shall be released to Sellers from the Litigation Escrow Payment pursuant to the terms of the Escrow Agreement as part of the compensation due to Sellers under this Agreement, such payment to be made in accordance with the Escrow Agreement. The parties specifically agree that except as required by applicable law or regulation, including, but not limited to, the Federal securities laws (and the disclosure requirements thereunder) and/or the rules of any national securities exchange or the National Association of Securities Dealers, the terms of this Section 2.4 shall be kept confidential by the parties, except as disclosed to Stephen Wm. Martinez and his counsel, who shall be required to keep the terms of this Agreement confidential. Notwithstanding anything in this Section 2.4 to the contrary, no amounts shall be released to Sellers under this Section 2.4 unless and until (i) Sellers have fully and completely satisfied all of the tax obligations set forth on Schedule 2.3(c) in the manner set forth in that subsection and (ii) Sellers have caused the removal of that certain lien on the property and rights to property of the Company filed by the Government of Guam Department of Revenue and Taxation on October 31, 1997.

     3.   Deliveries.

          3.1 Delivery of Stock. On the date hereof, Sellers are delivering, free and clear of all liens, encumbrances, claims, and other charges thereon of every kind, the certificates for the shares of the Company Stock in negotiable form, duly endorsed in blank to Buyer or accompanied by appropriate stock powers, in exchange for delivery by Buyer to Sellers of the Purchase Price in the manner set forth in Section 2.2. Any transfer fees, charges or taxes due and payable on the delivery and transfer of the Company Stock to Buyer shall be paid by Sellers.

          3.2 Resignations. On the date hereof, Sellers are providing to Buyer the written resignations of all the directors and officers of the Company effective as of the date hereof, and turning over or making available to Buyer all minute books, stock record books, books of account, corporate seals, leases, contracts, agreements, securities, customer and subscriber lists, files and other documents, instruments, and papers belonging to the Company, and causing full possession and control of all of the assets and property of every kind and nature, tangible and intangible, of the Company and of all other things and matters pertaining to the operation of the business of the Company to be transferred and delivered to the offices of the Company in Guam.

          3.3 Opinion of Sellers' Counsel.  On the date hereof,
Sellers are delivering to Buyer an opinion of their counsel, Curtis C. Van de veld, Esquire, dated the date hereof and in form and substance satisfactory to Buyer to the effect that:

               (a) Sellers are the lawful owners of record and beneficial owners of all the number of shares of the Company Stock set forth beside their names in Exhibit A, free and clear of any liens, encumbrances, equities, and claims known to such counsel after investigation, each Seller has full legal power and all authorization required by law to transfer and deliver said shares in accordance with this Agreement, and, assuming the signatures are as indicated thereon, by delivery of a certificate or certificates therefor will transfer to Buyer valid and marketable title to said shares, free and clear of any liens, encumbrances, equities, and claims, known to such counsel. Further, the unqualified guarantee of the signature of an endorser constitutes a warranty that at the time of signing, the signature was genuine and the signer was an appropriate person to endorse and the signer had legal capacity to sign. The shares of Company Stock listed on Exhibit A constitute all of the issued and outstanding equity securities of the Company. The Company has an authorized capital as set forth in Section 4.2 of this Agreement and all of the issued and outstanding shares of capital stock of the Company have been duly and validly authorized and issued, and are fully paid and non-assessable.

               (b) Neither the Company nor any Seller is known to counsel after investigation to be a party to, or bound by, nor does counsel have any reason to believe that the Company or any Seller is a party to or bound by, any written or oral contract or agreement which grants to any person an option or right of first refusal or other right to acquire at any time, or upon the happening of any stated events, any equity securities of the Company or any other security convertible into or exercisable for any equity securities of the Company.

               (c) The Company is a corporation duly organized, validly existing, and in good standing under the laws of the state or other jurisdiction of incorporation, and it has the corporate power to conduct its business and to own and hold the properties used in connection therewith. The Company is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the Company's ownership or lease of property or the conduct of the Company's business requires such qualification.

               (d)  The consummation of the transactions
contemplated by this Agreement will not result in a breach of any term or provision of or constitute a default under the Articles of Incorporation or By-Laws of the Company, or any indenture, agreement, instrument, or understanding known to such counsel to which the Company is a party or by which it is bound.

               (e) Such counsel knows of no legal or government proceedings, litigation, claims, proceedings, or investigations pending against the Company that would reasonably be expected to have a material adverse effect on the Company, its assets or its operations or its right to consummate the transactions contemplated hereby, except as set forth on Schedule 4.11.

               (f) The Agreement has been duly authorized by PSC, and when duly executed and delivered by PSC, will constitute a valid and legally binding agreement of PSC enforceable against PSC in accordance with its terms, except where the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to rights of creditors and other obligees generally. Except as disclosed in this Agreement, no consent or approval of any other person or entity is necessary for the consummation of the transactions contemplated by this Agreement.

               (g) The Agreement has been duly authorized by the individual Sellers, and when duly executed and delivered by the individual Sellers, will constitute a valid and legally binding agreement of the individual Sellers enforceable against the Sellers in accordance with its terms, except where the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to rights of creditors and other obligees generally.

               (h) To the knowledge of such counsel after due inquiry, the Company is not (i) in violation of its charter or by-laws, (ii) in default, and no event has occurred which, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any time period, covenant or condition contained in material contract or agreement of the Company, or (iii) is in violation in any material respect of any law, ordinance, governmental rule, regulation or court decree to which the Company or its properties or assets may be subject or has failed to obtain any material license, permit, certificate, franchise or other governmental authorization or permit necessary to the ownership of its properties or assets or to the conduct of its business.

     In furnishing such opinion, counsel may rely upon certificates of officers of the Company, opinion of counsel in foreign jurisdictions, and such other documents and data as he deems appropriate as a basis for his opinion, and make his opinion subject to the accuracy thereof.

          3.4 Opinion of Buyer's Counsel.  On the date hereof,
Buyer is delivering to Sellers an opinion of its counsel, Schnader Harrison Segal & Lewis LLP, dated the date hereof, and in form and substance satisfactory to Seller, with respect to the matters referred to in subsections 6.1 and 6.2.

          3.5 Employment Agreements. On the date hereof, Buyer is entering into employment agreements with Robert J. Maloney and John Day substantially in the forms attached hereto as Exhibits C and D.

          3.6 Assignment of Assets. On the date hereof, Sellers are delivering to Buyer evidence of a valid and binding document of assignment conveying from PSC to Company full and marketable title to the assets set forth on Schedule 4.9(b), free and clear of all mortgages, liens, pledges, charges or other encumbrances of any nature whatsoever.

          3.7 Employees On the date hereof, Sellers are delivering to Buyer a letter executed by the President of PSC indicating that Company is entitled to hire any and all of the PSC employees listed on the attached Schedule 3.7, without any obligation in respect thereof to PSC.

          3.8 Assignment of Leases. On the date hereof, Sellers are delivering to Buyer a valid and binding assignment of the lease attached hereto as Exhibit E, which lease relates to the Company's office space in Guam. In connection therewith, Buyer agrees to sublease up to twenty-five percent (25%) of said office space to Pacific Data Systems, an affiliate of PSC, on a month-to-month term, at a rental rent not to exceed PDS' proportional share of such space, which sublease shall be consistent with the terms and conditions of the lease attached as Exhibit E.

          3.9 Resolutions. On the date hereof, Sellers are delivering to Buyer certified resolutions of PSC's Board of Directors and its shareholders evidencing their respective approval of the transactions contemplated by this Agreement.

          3.10 Articles of Incorporation. On the date hereof, Sellers are delivering to Buyer a certified original of the Company's Articles of Incorporation which, among other things, provides that the capitalization of the Company is as represented in Section 4.2 below.

     4.   Representations and Warranties of Sellers. Sellers and
PCI hereby represent and warrant to Buyer, jointly and severally, as follows:

          4.1 Organization, Standing and Qualification. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction under which it is incorporated and has the corporate power to perform its business as presently conducted and to own and lease the properties used in connection therewith. A complete and correct copy of the Articles of Incorporation and all amendments thereto of the Company and a complete and correct copy of the By-Laws and all amendments thereto, certified by its secretary, are being delivered to Buyer. The Company is duly qualified to do business and is in good standing in each jurisdiction wherein the conduct of its business or the ownership of its property requires such qualification.

          4.2 Capitalization. The Company's authorized capital stock consists of 1,000,000 shares of common stock. There are 662,490 shares of Company common stock presently issued and outstanding. All of the issued and outstanding shares of Company Stock have been duly authorized and validly issued, are fully paid and non-assessable, were not issued in violation of the terms of any contract or agreement binding upon the Company, and were issued in compliance with all applicable charter documents of the Company and all applicable federal and state securities or "blue sky" laws and regulations. No equity securities of the Company, other than the Company Stock, are issued or outstanding. There are, and have been, no preemptive rights with respect to the issuance of the shares of Company Stock. There are: (a) no existing contracts, subscriptions, options, warrants, calls, commitments or rights of any character to purchase or otherwise acquire any capital shares or other securities of the Company, whether or not presently issued or outstanding, from any shareholder and/or the Company, at any time, or upon the happening of any stated event; (b) no outstanding securities of any subsidiary that are convertible into or exchangeable for capital shares or other securities of the Company or any subsidiary; and (c) no contracts, subscriptions, options, warrants, calls, commitments or rights to purchase or otherwise acquire from any Seller, the Company or any subsidiary any such convertible or exchangeable securities.

          4.3 Ownership of Stock. Each Seller is the lawful and beneficial and record owner of the number of shares of Company Stock set forth in Exhibit A hereof, and such shares are free and clear of all liens, encumbrances, claims, and other charges of every kind (with the exception of any liens and encumbrances in favor of Buyer created by that certain Pledge and Security Agreement dated October 15, 1998 by and among Company, Buyer and
PSC), and each Seller has full legal power and all authorization required by law to transfer and deliver said shares in accordance with this Agreement. Each Seller has the full power and authority to execute, deliver and perform this Agreement and has taken all actions necessary to secure all approvals required in connection therewith. The execution and delivery of this Agreement and the consummation of the transactions herein contemplated will not contravene or violate the Articles of Incorporation or By-Laws of the Company or PSC. This Agreement constitutes the legal, valid and binding obligation of each Seller, enforceable against such Seller in accordance with its terms. Neither the Sellers nor the Company are now a party to, or bound by, any written or oral contract or agreement which grants to any person an option or right of first refusal or other right of any character to acquire at any time or upon the happening of any stated events, any equity securities of the Company or any security convertible into or exchangeable for any equity security of the Company whether or not presently issued or outstanding.

          4.4 Validity of Contemplated Transactions. Neither the execution and delivery of this Agreement by any Seller nor the consummation of the transactions contemplated hereby will contravene or violate any regulation or court order which is applicable to the Company or any Seller, or will result in a default under, or require the consent or approval of any party to, any contract relating to the business or the assets of the Company or to or by which the Company or any Seller is a party or otherwise bound or affected, or require the Company or any Seller to notify or obtain any license or consent from any federal, state, local or other court or governmental agency or body or from any other regulatory authority.

          4.5 Restrictions. Except as set forth on Schedule 4.5, neither the Company nor any Seller is a party to any contract or subject to any restriction or any court order or regulation which adversely affects the Company or the assets or the business of the Company or affects or restricts the ability of the Company or any Seller to consummate the transactions contemplated by this Agreement.

          4.6 Third-Party Options. There are no existing contracts, options, commitments or rights with, to or in any third party to acquire the Company, any of the assets of the Company, or any interest therein.

          4.7 Subsidiaries of the Company. The Company has no subsidiaries and is not a member of, or participant in, any partnership or joint venture, and owns no stock or similar interest in any corporation or other entity.

          4.8 Financial Information. Seller has delivered to Buyer the audited financial reports of the Company at September 30, 1995 and September 30, 1996 together with the unaudited and internally generated financial statements of the Company at September 30, 1997 and July 31, 1998 as shown in Schedule 4.8(a) hereof. All liabilities of the Company required to be reflected or reserved for by generally accepted accounting principles consistently applied ("GAAP"), are fully reflected or reserved for in the Company's consolidated balance sheet for the period ended September 30, 1997 and the interim period ended July 31, 1998, and will be reflected in the Closing Financial Statements. The audited financial reports of the Company at September 30, 1995 and September 30, 1996 were, and the Closing Financial Statements and Final Financial Statements will be, prepared in accordance with GAAP and, subject to any qualifications set forth in the applicable notes and schedules, will fairly present the financial position and results of operations of the Company at the dates and for the periods covered and include all adjustments that are necessary for a fair presentation of the information shown.

               (a) Accounts Receivable. The accounts receivable of the Company reflected on the July 31, 1998 Balance Sheet, and all accounts receivable acquired by the Company subsequent to July 31, 1998 (i) have arisen only in the ordinary course of business and (ii) are collectible in full at the recorded amounts thereof (free of any, and subject to no, meritorious defenses, setoffs or counterclaims) in the ordinary course of business (without resort to litigation or assignment to a collection agency), but in no event later than 90 days after the date hereof, net of any allowance for doubtful accounts reflected on the July 31, 1998 Balance Sheet, as adjusted on the Closing Financial Statements.

               (b) Fixed Assets. The fixed assets of the Company reflected on the July 31, 1998 Balance Sheet are (and the fixed assets of the Company reflected on the Closing Financial Statements and Final Financial Statements will be) stated at cost, less aggregate allowances for depreciation and amortization, which have been provided based upon the estimated useful lives of the assets currently used in the operations and to reduce idle fixed assets to net realizable value; and Schedule 4.8(b) correctly identifies these assets.

          4.9 Title to Assets. Schedule 4.9(a) sets forth a list of all of the Company's assets including, but not limited to, tangible and intangible assets. Schedule 4.9(b) sets forth a list of all of the PSC assets which are necessary for the operation of the Company's international and Guam based telecommunications business, which assets have been transferred to the Company prior to the date hereof. The Company and PSC, respectively, have good and marketable title to all the assets reflected on Schedules 4.9(a) and 4.9(b), free and clear of all mortgages, liens, pledges, charges, or other encumbrances of any nature whatsoever, except (i) mortgages, liens, pledges, charges, or other encumbrances disclosed on the books of the Company; (ii) liens for current taxes not yet due and payable or being contested in good faith by appropriate proceedings; or (iii) such imperfections of title and encumbrances, if any, as are not substantial and do not materially detract from the value, or interfere with the present use, of the properties subject thereto or affected thereby, or otherwise materially impair business operations as heretofore conducted by the Company; but substantially all plants, structures, and equipment owned or used by the Company are in good operating condition and repair and are usable in the ordinary course of the Company's business consistent with past practice and conform in all material respects to all applicable regulations relating to their construction, use and operation. PSC represents and warrants that it has taken all necessary corporate action (including any required shareholder approval) to cause a valid and enforceable transfer to the Company of all of the assets listed on Schedule 4.9(b).

          4.10 Tax Matters. The Company has filed all required income tax returns and all other appropriate tax returns and tax reports which are required to be filed by it and has, with certain exceptions as noted on its July 31, 1998 Balance Sheet, paid all taxes shown to be due thereby; the liabilities and reserves for taxes on the July 31, 1998 Balance Sheet are sufficient for the payment of all taxes attributable to income earned, gross receipts, and payroll, prior to and including July 31, 1998 yet unpaid and includes adequate provision for penalties and interest on any unpaid taxes through that date as well deferred taxes.

          4.11 Litigation. Except as provided for or disclosed on Schedule 4.11:

               (a) there is no litigation, claim, proceeding, or governmental investigation pending or to the knowledge of Sellers or Company threatened, against or related to the Company, or its properties or business; and

               (b) the Company is not in default with respect to any order, writ, injunction, or decree against it of any court or Federal, state, municipal, or governmental department, commission, board, bureau, agency, or instrumentality, which involves the possibility of any judgment or liability which may result in any material adverse change in the financial condition, assets, liabilities, properties, or businesses of the Company.

With respect to the litigation and claims set forth on Schedule
4.11, Sellers have also set forth a specific dollar amount which has been accrued or reserved for each such matter.

          4.12 Insurance. Schedule 4.12 contains a true and complete schedule of all insurance policies or binders of fire, liability, product liability, vehicular and other insurance held by or on behalf of the Company or relating to its business or any of its assets or properties (specifying the insurer, the amount of the coverage, the type of insurance, the risks insured, the policy number, if any, and any pending claims thereunder). All insurance coverage applicable to the Company or relating to its business or any of its assets or properties is in full force and effect, is valid, binding and enforceable in accordance with its terms against the respective insurers, insures the Company in reasonably sufficient amounts against all risks usually insured against by persons operating similar businesses or properties in the localities where such businesses or properties are located and has been issued by insurers of recognized responsibility. There is no default under any such coverage nor has any notice of cancellation or non-renewal for any such policy been received by the Company.

          4.13 Licenses. Schedule 4.13(a) sets forth a complete list of all Licenses (as defined below) used in the operation of the Company's business or otherwise held by the Company. The Company owns, possesses or lawfully uses in the operation of its business all Licenses which are necessary to conduct the Company's business as now or previously conducted or to the ownership of the Company's assets, free and clear of all liens, encumbrances on the ownership, possession or use of such Licenses. The Company is not in default, nor has it received any notice of any claim of default, with respect to any such License. Except as otherwise disclosed on Schedule 4.13(b), all such Licenses are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees, will not be adversely affected by the completion of the transactions contemplated by this Agreement and will not require the consent or approval of any person in connection with the transactions contemplated by this Agreement. No present or former shareholder, director, officer or employee of the Company, nor any affiliates of any of them, or any other person, firm, corporation or other entity owns or has any proprietary, financial or other interest (direct or indirect) in any License which the Company owns, possesses or uses. For purposes of this Agreement, "Licenses" means licenses, franchises, permits, easements, rights and other authorizations.

          4.14 Intellectual Property.

               (a) No employee of the Company is, or is now expected to be, in default under any term of any employment contract, agreement or arrangement relating to any Intellectual Property (as defined below) or non-competition arrangement, or any other contract or any restrictive covenant relating to the right of any such officer or employee to be employed by the Company because of the nature of the business conducted or to be conducted by the Company or relating to the use of any Intellectual Property of others, and the continued employment of the Company's officers and employees does not subject the Company to any liability resulting from such a violation. The Intellectual Property of the Company was developed entirely by its employees during the time they were employees only of the Company and such Intellectual Property does not include any inventions of the employees made prior to the time such employees became employees of the Company nor any Intellectual Property of any previous employer of such employee. For purposes of this Agreement, "Intellectual Property" means copyrights, patents, trademarks, technology rights and licenses, computer software (including, without limitation, any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions and intellectual property rights.

               (b) The Company owns or has a valid right to use the Intellectual Property being used to conduct the business of the Company; and the conduct of its business as now operated and as now proposed to be operated does not and will not conflict with valid Intellectual Property rights of others. The Company has not received any communication alleging that the Company has violated or, by conducting its business as proposed would violate any of the Intellectual Property rights of any other person or entity. The Company does not have any obligation to compensate any Person for the use of any such Intellectual Property rights nor has the Company granted to any Person any license, option or other rights to use in any manner any of the Intellectual Property of the Company, whether requiring the payment of royalties or not.

          4.15 Contracts and Commitments. Except as listed and described in Schedule 4.15 hereto, the Company is not a party to any written or oral:

               (a) contract or commitment with any present or former director or employee or consultant;

               (b) contract or commitment with any labor union; or any contract or commitment for the future purchase of, or payment for, equipment, supplies, or telecommunications transmission facilities except such contracts or commitments as are issued for normal operations and which will be fully satisfied within six months after the date hereof, and except certain other purchases for future delivery which are fully covered by firm sales commitments from the Company's customers at prices in excess of the Company's cost therefor, or contracts to sell or supply products at fixed prices, or to perform services, in excess of $50,000, except such sales commitments as are offset by firm commitments from the Company's vendors at cost prices below the Company's committed selling prices therefor;

               (c) except such as have arisen in the normal course of business of the Company, (i) contracts or commitments continuing over a period of more than one year from the date of this Agreement, (ii) representative or sales agency contracts and commitments, (iii) leases under which it is either lessor or lessee (except office space leased by the Company), (iv) pledges for any charitable contributions, or (v) contracts or commitments for capital expenditures in excess of $25,000;

               (d) bonus, pension, profit sharing, retirement, stock purchase, stock option, hospitalization, insurance, vacation pay, or similar plan or practice, formal or informal, in effect with respect to any of its employees;

               (e) contract or commitment for the borrowing of money or other agreement or arrangement for a line of credit; or

               (f) material contract not made in the ordinary course of business.

     All of the contracts listed on Schedule 4.15 are valid, binding and enforceable in accordance with their terms. The Company has taken all action necessary to enable it to fulfill when due, all of its obligations under each of such contracts. All parties to such contracts have complied in all material respects with the provisions thereof, no party is in default thereunder and no notice of any claim of default has been given to the Company. There are no provisions of, or developments materially affecting, any such contract which might prevent the Company from realizing the benefits thereof whether before or after the completion of the transactions contemplated by this Agreement.

          4.16 Real Property. All real property (including, without limitation, all interests and rights to real property) and improvements located thereon which are owned or leased by the Company are listed on the attached Schedule 4.16 (the "Real Property"). The Company owns outright, and has good and marketable title to, all of the owned Real Property or valid and enforceable leasehold interest in all of the leased Real Property, free and clear of all liens, except the defects, liens, adverse claims and other matters affecting the Company's title to, possession of, or leasehold interest in the Real Property, expressly set forth on Schedule 4.16.

          4.17 Transactions with Affiliates. Except as set forth on Schedule 4.17, no shareholder or director or officer of the Company, or any member of his or her immediate family or any other of its, his or her affiliates, owns or has an ownership interest in any corporation or other entity that is or was during the last three years a party to, or in any property which is or was during the last three years the subject of, contracts, business arrangements or relationships of any kind with the Company. All disclosed transactions between the Company and any Seller or any affiliate have been on substantially the same terms and conditions as similar transactions between non-affiliated parties and are properly recorded on the books and records of the Company.

          4.18 Absence of Undisclosed Liabilities. There are no material liabilities or obligations of the Company, known or unknown, fixed or unfixed, liquidated or unliquidated, accrued, absolute, contingent, or otherwise, including, but not limited to, any tax liabilities due or to become due, and whether incurred in respect of or measured by the net income of the Company for any period prior the close of business on July 31, 1998 or arising out of transactions entered into, or any state of facts existing, prior hereto, except:

               (a) as disclosed or adequately reserved for or against, in the Financial Statements of the Company as of July
31, 1998 and not heretofore paid or discharged, and

               (b) as incurred, consistent with past business practices, in or as a result of the normal and ordinary course of business since July 31, 1998, and

               (c)  as set forth on Schedule 4.11.

          4.19 Absence of Default. The Company is not in default in the performance, observance, or fulfillment of any material obligation, covenant, or condition contained in any debenture or note, or contained in any conditional sale or equipment trust agreement, or loan or other borrowing agreement to which the Company is a party except as described in Schedule 4.19 hereof.

          4.20 Existing Condition. Since July 31, 1998 there has not been any material or adverse change in the Company, its operations, business, or property, or in its financial condition, operations, business, or property. Since July 31, 1998 there has not been: (i) any damage, destruction, or loss, whether covered by insurance or not, materially and adversely affecting the operations, business, or property of the Company; (ii) any declaration, setting aside, or payment of any dividend, or any distribution in respect of capital stock of the Company, or any redemption, purchase, or other acquisition of any of shares of the Company.

          4.21 Employment Agreements/Labor Matters. The Company has no collective bargaining agreements with any labor union or other representative or employees. No strike, slowdown, picketing or work stoppage by any union or other group of employees against the Company or the Company's assets wherever located, and no secondary boycott with respect to their products, lockout by them of any of their employees or any other labor trouble or other occurrence, event or condition of a similar character, has occurred or been threatened. The Company has no Employee Benefit Plans. For purposes of this Agreement, "Employee Benefit Plans" means "employee benefit plans" as defined in Section 3(3) of the Employee Retirement Security Act of 1974, as amended and any other plan, policy, program, practice or arrangement providing compensation or other benefits to any current or former officer or employee of the Company, or any dependent or beneficiary thereof, which are now or have been maintained by the Company, or any affiliate or under which the Company or any affiliate has any obligation or liability, whether actual or contingent, including, without limitation, all incentive, bonus, deferred compensation, vacation, holiday, medical, disability, share purchase or other similar plans, policies, programs, practices or arrangements.

          4.22 Restrictions. Other than as disclosed herein, the Company is not subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree, rule, or regulation which materially and adversely affects or, so far as the Seller can now foresee, may in the future materially and adversely affect, the business, operations, prospects, properties, assets, or condition, financial or otherwise, of the Company.

          4.23 Compliance with Laws. The operations of the Company are not in material violation of any existing statute or regulation of the United States of America or any country, province, state, municipality, or agency in respect of the conduct of its business and the maintenance and operations of its properties; and, in particular, not declared to be in material violation of any existing environmental, safety or health law, rule, or regulation.

          4.24 Directors, Officers, and Authorized Persons.
Schedule 4.24 sets forth a complete and accurate list of the names and addresses of all directors of the Company, all officers of the Company, all persons authorized to borrow on behalf of the Company, all persons authorized to make withdrawals from bank or checking accounts of the Company, and all persons having access to safes, vaults, or safety deposit boxes in any bank in the name of the Company. Schedule 4.24 also contains a complete and accurate list, including the address or location, of all such bank and checking accounts, safes, vaults, and safety deposit boxes.

          4.25 Corporate Records. The minute books of the Company are current and contain correct and complete copies of all charter documents of the Company, including all amendments thereto and restatements thereof, and of all minutes of meetings, resolutions and other actions and proceedings of its shareholders and board of directors and all committees thereof, duly signed by the Secretary or an Assistant Secretary, and the stock record book of the Company is also current, correct and complete and reflects the issuance of all of the Company Stock to the Company's shareholders.

          4.26 Disclosure. No representation or warranty made by the Company or the Sellers in this Agreement contains any untrue statement of material facts or omits to state any material fact necessary to make any statement herein not misleading.

     5.   Indemnification, Limitations and Further Compensation.
Sellers and Company shall, jointly and severally, indemnify and hold harmless Buyer as to the matters hereinafter set forth, according to the procedures of this Section.

Buyer shall be indemnified as to the following matters:

               (a) Any and all damages, losses, deficiencies, liabilities, costs and expenses resulting from, relating to or arising out of any breach of representation or warranty, non-fulfillment of any agreement or covenant, omission or misrepresentation hereunder;

               (b) Any further contested liability for payment of charges incurred in the operation of Company's business prior to the date hereof, which liability is not to a creditor identified in Schedule 4.15 for a service there stated or is not otherwise identified on Schedule 4.11 or Schedule 6.3; and

               (c) Any and all actions, suits, proceedings, demands, judgments, costs, and related legal expenses reasonably incurred, incident to any of the foregoing or to enforce this
Section 5.

     Provided, however, that Sellers shall not be liable to Buyer for any matter whatsoever, relating to this Agreement, or for any other matter whatsoever, which matter is not set forth in a written claim presented to Sellers within two (2) years of the date hereof, setting forth the claim and amount thereof in full detail.

     Before Buyer may assert a claim for indemnity or loss, Buyer must promptly submit, give or cause to be given to Sellers, written notice of the claimed amount and the basis therefore. Sellers shall have the right to contest, defend or settle any claim with any third party at Sellers' own and sole expense through counsel of Sellers' own choice, in Sellers' own name or the name of the Buyer; provided, however, that any election by Sellers to settle or compromise a claim with any third party shall be subject to the advance written approval of Buyer. Sellers shall have fifteen (15) days after Buyer shall have given notice of the claim to elect and commence to transmit notice to Buyer of whether or not Sellers shall contest, defend, settle, or compromise any such claim or liability.

     6.   Representations and Warranties of Buyer to Seller.
Buyer represents and warrants to Seller that:

          6.1 Organization, Good Standing, and Authority. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Maryland and has full corporate power and authority to own its properties and assets and to carry on its business as it has been and is conducted. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby are within the corporate powers of Buyer and have been duly authorized by all necessary corporate and other actions, and the undertakings and obligations of Buyer hereunder are valid, binding, and enforceable in accordance with their terms.

          6.2 Validity of Contemplated Transactions. Neither the execution and delivery of this Agreement nor the consummation of the transaction provided herein will violate any agreement to which Buyer is a party or by which it is bound, or any law, order, or decree or any provision of the Articles of Incorporation or By-Laws of Buyer.

          6.3 Assumption of Obligations and Liabilities. Buyer represents and warrants that it is assuming all financial obligations, responsibilities and liabilities of the Company. Buyer represents and warrants that it shall hold Sellers and their directors and officers harmless from any further obligations, responsibility or liability pertaining thereto and indemnify Sellers and their officers and directors against any legal expenses, including reasonable attorneys fees, which Sellers and their officers and directors may incur as a result of Buyer's breach of this provision; provided, however, that in no event shall Buyer have an obligation to hold Sellers and their directors and officers harmless and provide indemnification hereunder to the extent that such liability arises from obligations, responsibilities and liabilities of the Company that have not been disclosed to Buyer or from a breach of any representation or warranty or covenant of the Sellers or the Company.

          6.4 Disclosure. To the best knowledge of Buyer, no representation or warranty made by it in this Agreement contains any untrue statement of material facts or omits to state any material fact necessary to make any statement herein not misleading.

     7. Broker and Finder's Fees. Sellers and the Company represent and warrant to Buyer that they have not engaged or dealt with any broker or other person who may be entitled to any brokerage fee, commission or other payment (other than attorney's fees) in respect of the execution of this Agreement or the consummation of the transactions contemplated hereby. Buyer represents and warrants to Seller that neither it nor any corporate affiliate has engaged or dealt with any broker or other person who may be entitled to any brokerage fee or commission in respect of the execution of this Agreement or the consummation of the transactions contemplated hereby.

     Each of the parties hereto shall indemnify and hold the others harmless against any and all claims, losses, liabilities, or expenses which may be asserted against such other parties as a result of such first-mentioned party's dealings, arrangements, or agreements with any such broker or person.

     8.   Non-Competition/Non-Solicitation.

          8.1 From the date hereof until the end of the fifth year following the date hereof (the "Noncompete Period"), PSC agrees that it will not, without the prior written consent of the Buyer, directly or indirectly (whether as a partner, venturer, shareholder, director, or in any other capacity as principal or
agent or through any person, corporation,   partnership, entity
or employee acting as nominee or agent) conduct or engage in or be interested in or associated with any person, firm, association, syndicate, partnership, company, corporation, or other entity which conducts or engages in the international telecommunications business in any geographic areas in which Buyer or any subsidiary of Buyer is then so engaged in business or proposes to engage in business in accordance with its then-current strategic plan, nor shall PSC interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between Buyer or any of its subsidiaries, on the one hand, and any customer, supplier, lessor, lessee or employee of the Buyer or any of its subsidiaries, on the other hand; provided, however, that this Section 8.1 shall not prohibit PSC from owning beneficially or of record not more than 5% of the outstanding equity securities of any entity whose equity securities are registered under the Securities Exchange Act of 1934, as amended, or are listed for trading on any United States or foreign stock exchange.

          8.2 It is the desire and intent of the parties that the provisions of this Section 8 shall be enforced to the full extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular portion of this Section 8 shall be adjudicated to be invalid or unenforceable, this Section 8 shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of this paragraph in the particular jurisdiction in which such adjudication is made. Further, the provision that is determined to be invalid, illegal or unenforceable shall be reformed and construed to the extent permitted by law so that it will be valid, legal and enforceable to the maximum extent possible.

     9. Survival of Representations and Warranties. All representations, indemnifications, warranties, and agreements made by Buyer and Sellers in this Agreement or pursuant hereto shall survive the date of this Agreement for a period of two (2) years. Notwithstanding any investigation or audit conducted before or after the date hereof, the parties shall be entitled to rely upon the representations and warranties set forth in this Agreement.

     10. Expenses. Sellers shall bear the expenses incurred by them in connection with the consummation of the transactions contemplated by this Agreement; Company shall bear its own expenses; and Buyer shall likewise bear its expenses. The reasonable expenses of the Company under this Section 10 shall not be considered in determining whether there is any reduction in Sellers' equity or in the Company's earnings or in testing any representation, warranty, or agreement of Seller.

     11. Further Actions and Assurances. Buyer, the Company and Sellers shall execute and deliver any and all documents, and shall cause any and all other action to be taken after the date hereof, which may be necessary or proper to effect or evidence the provisions of this Agreement and the transactions contemplated hereby.

     12. Counterparts. This Agreement may be executed in several counterparts each of which is an original and any Seller may become a party hereto by executing a counterpart hereof. This
Agreement and any counterpart so executed shall be deemed to be one and the same instrument.

     13. Contents of Agreement; Parties in Interest. This Agreement sets forth the entire understanding of the parties. Any previous agreements or understandings between the parties regarding the subject matter hereof are merged into and superseded by this Agreement. This Agreement may not be amended except by a writing executed by the party to be charged with the amendment. All representations, warranties, covenants, terms conditions, and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors, and permitted assigns of Seller and Buyer.

     14. Governing Law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF MARYLAND, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PROVISIONS THEREOF. ALL OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENT TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF MARYLAND AND OF THE UNITED STATES LOCATED IN THE STATE OF MARYLAND (THE "MARYLAND COURTS"), FOR ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT, WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH LITIGATION IN THE MARYLAND COURTS AND AGREES NOT TO PLEAD OR CLAIM THAT SUCH LITIGATION BROUGHT IN ANY MARYLAND COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH PARTY AGREES TO ACCEPT SERVICE OF PROCESS IN THE MANNER OF THE GIVING OF NOTICES STATED HEREIN IN SECTION 18 AND CONSENTS TO THE IN PERSONAM JURISDICTION OF THE MARYLAND COURTS TO HEAR AND RESOLVE ANY DISPUTE INVOLVING OR ARISING FROM THIS AGREEMENT.

     15. Section Headings and Gender. The section headings herein have been inserted for convenience of reference only and shall in no way modify or restrict any of the terms or provisions hereof. The use of the masculine pronoun herein when referring to any party has been for convenience only and shall be deemed to refer to the particular party intended regardless of the actual gender of such party.

     16. Schedules. All schedules referred to in this Agreement are intended to be and are hereby specifically made a part of this Agreement.

     17. Severability. Any provision of this Agreement which is found to be invalid or unenforceable by a court of competent jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability shall not invalidate or render unenforceable such provision in any other jurisdiction.

     18. Notices. All notices which are required or permitted hereunder shall be sufficient if given in writing and delivered personally or by registered or certified mail, postage prepaid, as follows (or to such other addressee as shall be set forth in a notice given in the same manner):

     If to Buyer:
     Startec Global Communications Corporation
     10411 Motor City Drive
     Bethesda, Maryland 20815
     Attn: Prabhav V. Maniyar, Senior Vice President and Chief Financial Officer

     with a copy to:
     Robert B. Murphy, Esq.
     Schnader Harrison Segal & Lewis LLP
     1300 Eye Street, NW, 11th Floor East
     Washington, DC 20005



     If to Sellers:
     Robert J. Maloney
     Chairman/CEO
     Pacific Systems Corporation
     135 Chalan Santo Papa
     Agana, Guam 96910

     with a copy to:
     Curtis C. Van de veld, Esq.
     The Vandeveld Law Offices, P.C.
     Union Bank Building, Suite 213
     194 Herman Cortes Avenue
     Agana, Guam 96910

     The Sellers hereby appoint Robert J. Maloney as their representative and attorney-in-fact for the purpose of delivering and receiving notices pursuant to this Agreement.

     19. Assignment. The rights and obligations of Sellers under this Agreement may not be assigned without the consent of Buyer; provided, however, that Buyer may assign its rights and obligations under this Agreement to any affiliate or direct or indirectly owned subsidiary.

     20. Confidential Information. Notwithstanding any termination of this Agreement, Buyer and its representatives agree to hold in confidence any information not generally available to the public received by them from the Company or Sellers pursuant to the terms of this Agreement. If this Agreement is terminated for any reason, Buyer and its representatives will continue to hold such information in confidence and will, to the extent requested by the Company, promptly return to the Company all written material and all copies or abstracts thereof furnished to Buyer pursuant hereto. Notwithstanding any termination of this Agreement, Sellers, the Company, and their representatives agree to hold in confidence any information not generally available to the public received by them from the Buyer pursuant to the terms of this Agreement. If this Agreement is terminated for any reason, Sellers, the Company, and their representatives will continue to hold such information in confidence and will, to the extent requested by Buyer, promptly return to Buyer all written material and all copies or abstracts thereof given to the Company, or Sellers, or their representatives pursuant hereto.

     IN WITNESS WHEREOF, the parties hereby acknowledge that they have read the foregoing Agreement and each has been independently advised as to the terms hereof by their own separate counsel and by the execution hereof below, consent to be bound by the terms of this Agreement.

BUYER:

STARTEC GLOBAL COMMUNICATIONS CORPORATION

_________________________
By: Prabhav V. Maniyar
Its: Senior Vice President and Chief Financial Officer
Date:

SELLERS:

PACIFIC SYSTEMS CORPORATION, a Commonwealth of
 Northern Mariana Islands corporation

_________________________
By: Robert J. Maloney
Its: Chairman and Chief Executive Officer
Date:

__________________________
John Day
Date:

__________________________
Robert J. Maloney
Date:

COMPANY:

PCI COMMUNICATIONS, INC., a Guam corporation

_________________________
By: Robert J. Maloney
Its: Chairman and Chief Executive Officer
Date:



                         List of Exhibits

Exhibit A Additional Sellers
Exhibit B Escrow Agreement
Exhibit C Maloney Employment Agreement
Exhibit D Day Employment Agreement
Exhibit E Lease for Guam Office Space

                        List of Schedules

Schedule 2.3(a) Adjustment Exclusions
Schedule 2.3(c) Tax Reserve Amounts
Schedule 3.7 PSC Employees
Schedule 4.5 Restrictions
Schedule 4.8(a) Financial Statements
Schedule 4.8(b) Fixed Assets
Schedule 4.9(a) Company Assets
Schedule 4.9(b) PSC Assets
Schedule 4.11 Litigation and Reserved Amounts
Schedule 4.12 Insurance
Schedule 4.13(a) Licenses
Schedule 4.13(b) Renewability of Licenses
Schedule 4.15 Contracts and Commitments
Schedule 4.16 Real Property
Schedule 4.17 Affiliate Transactions
Schedule 4.19 Defaults
Schedule 4.24 Directors and Officers